Exhibit 99


                  Digital Power Announces Telkoor Exercise of
                     Convertible Note into Common Stock


FREMONT, Calif., February 14, 2006, Digital Power Corporation (Amex: DPW -
News) (the "Digital") announced that Telkoor Telecom Ltd. ("Telkoor") an Israeli limited liability company, has exercised $250,000 through a convertible note into common stock. Under the terms of the convertible note, Telkoor originally loaned $250,000 interest free up to the tenth business day after Digital announced its financial results for fiscal 2005. Telkoor had the right to convert the debt to common stock at $1.06 per share.

Commenting on the convertible note, Jonathan Wax, President and CEO, stated, "We are very pleased by the level of confidence and financial support we have received from Telkoor Telecom Ltd. This support has been an important factor in our ability to consistently increase revenue and drive the strategic initiatives we have put forward in order to support our newer product lines and manufacturing initiatives."

Digital Power designs, develops, manufactures, markets and sells switching power supplies to telecommunications, data communications, test and measurement equipment, office and factory automation and instrumentation manufacturers. Digital Power's headquarters are located at 41920 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.


The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties, which are set forth in Digital's Form 10-KSB and other filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance and are based upon assumptions about future conditions that could prove to be inaccurate including, but not limited to, that Digital will be able to lower its production costs and market conditions are improving in Digital's industry. Actual events, transactions, and results may differ materially from anticipated events, transactions or results described in such statements.